Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 14, 2006 (except for Notes 9a, 9d and 14, as to which the date is October 30, 2006) in the Registration Statement on Form F-1 and related Prospectus of Allot Communications Ltd.

/s/: Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
October 30, 2006